Exhibit 99.3

BIOCERES CROP SOLUTIONS CORP.

EMPLOYEE STOCK OPTION PLAN

The Bioceres Crop Solutions Corp. Employee Stock Option Plan (this “Plan”) was approved by the annual shareholders’ meeting, dated October 28, 2020 (the “Effective Date”) to provide an incentive to eligible employees of Bioceres Crop Solutions Corp. (the “Company”) and its Subsidiaries, who are in a position to influence the performance of the Company and thereby enhance shareholder value over time.

1.	Establishment of the Plan

The Company proposes to grant option rights to purchase ordinary shares of a par value of US$0.0001 of the Company (the “Shares”) to eligible employees of the Company and its Subsidiaries pursuant to this Plan (“Option Rights” or “Options”). Under this Plan, “Subsidiary” means an entity that is wholly, or majority owned or controlled, directly or indirectly, by the Company.

2.	Number of Shares

The total number of Shares initially reserved and available for issuance pursuant to this Plan shall be 100,000, subject to adjustments effected in accordance with this Plan. Should any Option expire or become un-exercisable for any reason without having been exercised in full, the unsubscribed Shares which were subject thereto shall, unless this Plan shall have been terminated, become available for future grant under this Plan.

3.	Purpose

The purpose of this Plan is to provide eligible employees of the Company and its Subsidiaries with a convenient means of acquiring an equity interest in the Company through the grant of the Options, to enhance such employees’ sense of participation in the affairs of the Company and its Subsidiaries, and to provide an incentive for continued employment.

For the purposes of this Plan, “employee” shall mean any individual who is an employee of the Company or a Subsidiary. Whether an individual qualifies as an employee shall be determined by the Board of the Company (the “Administrator”) in its sole discretion. For purposes of an individual’s participation in or other rights, if any, under this Plan as of the time of the determination by the Administrator whether an individual is an employee, all such determinations by the Administrator shall be final, binding, and conclusive as to such rights. Unless the Administrator makes a contrary determination, the employees of the Company shall, for all purposes of this Plan, be those individuals who are carried as employees of the Company or its Subsidiaries for regular payroll purposes. Any inquiries regarding eligibility to participate in this Plan shall be directed to the Administrator, whose decision shall be final.

4.	ADMINISTRATION OF THE PLAN

This Plan shall be administered by the Administrator.

The Administrator will have the power, subject to, and within the limitations of, the express provisions of this Plan: (a) to construe and interpret this Plan and rights granted hereunder, and to establish, amend and revoke rules and regulations for its administration, (c) to settle all controversies regarding this Plan and Options granted under this Plan, (d) to amend or terminate this Plan at any time as provided in Section 13, and (e) to adopt such rules, procedures and sub-plans relating to the operation and administration of this Plan as are necessary or appropriate under applicable local laws, regulations and procedures to permit or facilitate participation in this Plan by all eligible employees.

Subject to the provisions of this Plan and the authorization granted by the shareholders of the Company all questions of interpretation or application of this Plan shall be determined by the Administrator and its decisions shall be final, binding, and conclusive upon all participants.

Members of the Administrator shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company.

5.	Eligibility

Any employee that is a member of the management team reporting directly to the executive officers of the Company or its Subsidiaries is eligible to participate in this Plan as determined by the Administrator. Any employee granted an Option under this Plan shall be referred to as “Optionee” or “Beneficiary”.

Neither this Plan nor any Option shall confer upon an Optionee any right with respect to continuing the Optionee's employment or his term of office with the Company or any Subsidiary of the Company, nor shall they interfere in any way with the Optionee's right or the Company's or Subsidiaries’ right, as the case may be, to terminate such employment or such term of office at any time, with or without cause.

6.	TERM OF PLAN

The Plan shall be effective, and Options may be granted as of October 28, 2020, the date of the Plan's approval by the shareholders of the Company. It shall continue in effect until the date of termination of the last Option in force, unless terminated earlier under this Plan.

7.	TERM OF OPTION

The term of each Option shall be stated in the Option Grant Notice but shall not be more than ten (10) years from the date of approval by the annual shareholders’ meeting, dated October 28, 2020.

8.	OPTIONS EXERCISE PRICE AND CONSIDERATION

8.1	Exercise Price

The per Share subscription or purchase price for the Shares to be issued or sold pursuant to exercise of an Option shall be US$5.55 per Share (the “Exercise Price”).

8.2	Waiting Period and Exercise Dates

At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period with the Company or a Subsidiary of the Company.

8.3	Vesting Schedule

The Options shall vest for a period of up to three (3) years from the Date of Grant, with 1/3 vesting every 12 months provided that the Optionee remains an eligible employee of the Company or any of its Subsidiaries. The first third thereof will vest on September 18, 2021.

8.4	Form of Consideration

Subject to the provisions of this Plan and when the Notice of Exercise is received duly executed by the Beneficiary, the Shares subject to Option shall be exercised on a “cashless basis”, that is, by the issuance of the Shares of the Company equivalent to the difference between the Exercise Price and the “Fair Market Value” for each Share subject to Option. Solely for purposes of this Section, the “Fair Market Value” shall mean the volume weighted average price (“VWAP”) of the Shares during a twenty-day period to the date of exercise of the Option.

9.	EXERCISE OF OPTION

9.1	Procedure for Exercise; Rights as a Shareholder

Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (i) a Notice of Exercise (in accordance with the provisions of the Option Agreement) duly executed by the Beneficiary, and (ii) full payment for the Shares with respect to which the Option is exercised (as applicable, and t the extent the Option is not exercised on a “cashless basis”). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued or sold upon exercise of an Option shall be sold to or issued in the name of the Optionee.

Where the exercise of an Option would lead the Company to be liable for any payment, whether due to fees, taxes or to charges of any nature whatsoever, in place of the Optionee, such Option shall be deemed duly exercised when the full payment for the Shares with respect to which the Option is exercised is executed by the Optionee and the Optionee provides the Company with either the receipt stating the payment by the Optionee of any such fee, tax or charge, as above described that would otherwise be paid by the Company upon exercise of the Option, in place of the Optionee or, the full payment, under the same conditions, of any amount due to the exercise of the Option to be borne by the Company.

Upon exercise of an Option, the Shares issued or sold to the Optionee shall be assimilated with all other Shares of the Company and shall be entitled to dividends paid on such shares as from the exercise of the Option.

In the event that a Beneficiary infringes any commitment set forth in this Plan, such Beneficiary shall be liable for any consequences resulting from such infringement for the Company and undertakes to indemnify the Company in respect of all amounts payable by the Company in connection with such infringement.

Granting of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available for purposes of this Plan, by the number of Shares subject to the Option.

9.2	Termination of the Optionee's Continuous Status as Beneficiary

For the purposes of this Section 9.2:

“Continuous Status as Beneficiary” means as regards an employee, that the employment relationship between the Beneficiary and the Company and/or its Subsidiaries has not been terminated.

Upon termination of the Beneficiary’s Continuous Status as a Beneficiary, the Beneficiary may exercise his or her Option only for the vested part of the Option. The Option shall remain exercisable for the term of such Option as set forth in the Agreement.

In the event of the death of the Beneficiary during the term of the Option, the Beneficiary’s heirs, or legatees, whether by means of a will or pursuant to applicable inheritance laws, may exercise the Option, provided that the other conditions set out in this Agreement and applicable law are met.

The Option may not be exercised in the aggregate for more than the number of Shares for which the Option is exercisable on the date of the Beneficiary’s cessation of Continuous Status as a Beneficiary. The Option shall not become exercisable for any additional Shares under the Option following the Beneficiary’s cessation of Continuous Status as a Beneficiary, except to the extent (if any) specifically authorized by the Administrator in its sole discretion pursuant to an express written agreement with the Beneficiary. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the Option shall terminate and cease to be outstanding.

Any Option which is left unexercised by reason of termination of the Beneficiary’s Continuous Status shall revert to this Plan.

10.	NON-TRANSFERABILITY OF OPTIONS

An Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

11.	CHANGE OF CONTROL

Notwithstanding any other provisions of this Plan to the contrary, in the event of a Change of Control of the Company, the unvested portion of the Option shall become fully vested. For purposes of this section, the following terms shall have the meanings ascribed to them below.

“Affiliate” means, with respect to any specified person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Change of Control” means: (i) a sale of all or substantially all of the assets of the Company; (ii) the acquisition of more than 50% of the voting power of the outstanding securities of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, reorganization, merger or consolidation) unless the Company’s stockholders of record as constituted immediately prior to such acquisition  (or any of its Affiliates) will, immediately after such acquisition (by virtue of their continuing to hold such stock and/or their receipt in exchange therefor of securities issued as consideration for the Company’s outstanding stock) hold at least 50% of the voting power of the surviving or acquiring entity or the power to direct or cause the direction of the affairs or management of the Company, whether through the ownership of voting securities, as trustee, appointment of the Board of Directors, personal representative or executor, by contract, credit arrangement or otherwise; or (iii) any reorganization, merger or consolidation in which the Company is not the surviving entity.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more persons, means the possession, directly or indirectly or as trustee, personal representative, or executor, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

12.	GRANT

12.1        The Date of Grant of an Option shall be, for all purposes, the date on which the Administrator decides to grant such Option. The Option Grant Notice shall be provided to each Optionee within a reasonable time after the Date of Grant.

12.2        Except as provided by law, in the event of any tax liability arising on account of the grant of the Options, the liability to pay such taxes shall be that of the Beneficiary alone. The Company’s obligation to deliver Shares upon the exercise of any Options granted under the Plan shall be subject to the satisfaction of all applicable income, employment, and other tax withholding requirements.

The Beneficiary shall enter into such agreements of indemnity and execute any and all documents as the Company may specify for this purpose, if so required at the Date of Grant and at any other time at the discretion of the Company, on such terms and conditions as the Company may think fit, for recovery of the tax due, from the Beneficiary.

13.	AMENDMENT AND TERMINATION OF THE PLAN

The Administrator may at any time amend, terminate, or extend the term of this Plan, except that any such termination cannot affect the Options previously granted under this Plan, nor may any amendment make any change in an Option previously granted which would adversely affect the right of an optionee without the consent of such optionee, nor may any amendment be made without approval of the stockholders of the Company.

Notwithstanding the foregoing, in the event that the Administrator determines that the ongoing operation of this Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate this Plan to reduce or eliminate such accounting consequence.

14.	CONDITIONS UPON ISSUANCE OF SHARES

Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel and compliance officer for the Company with respect to such compliance.

15.	LIABILITY OF COMPANY

The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by any counsel to the Company to be necessary to the lawful issuance or sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

16.	LAW, JURISDICTION AND LANGUAGE

This Plan shall be governed and construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Any action, proceeding, or claim arising out of or relating in any way to this Plan shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York.

The grant of Options under this Plan shall entitle the Company to require the Beneficiary to comply with such requirements of law as may be necessary in the Options of the Company from time to time.

EXHIBITS

OPTION GRANT NOTICE

OPTION AGREEMENT

BIOCERES CROP SOLUTIONS CORP.

OPTION GRANT NOTICE

(EMPLOYEE STOCK OPTION PLAN)

Bioceres Crop Solutions Corp. (the "Company"), pursuant to its Employee Stock Option Plan (the "Plan"), hereby grants to the beneficiary as set forth below (the “Beneficiary”) an option to purchase the number of ordinary shares of the Company set forth below. This option is subject to all of the terms and conditions as set forth herein and in the Option Agreement, the Plan, and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety.

“Beneficiary”:	[●]

“Number of Shares Subject to Option”:	[●] ordinary shares par value US$ 0.0001 per share

“Option Exercise Price per each Share Subject to Option”:	US$5.55

“Date of Grant”:	[●], 2021

“Vesting Schedule”:	Pursuant to Appendix I
“Expiration Date”:	[●]

Additional Terms/Acknowledgements: The undersigned Beneficiary acknowledges receipt of, and understands and agrees to, this Option Grant Notice, the Option Agreement and the Plan. The Beneficiary acknowledges and agrees that this Option Grant Notice and the Option Agreement may not be modified, amended, or revised except in a writing signed by the Beneficiary and a duly authorized officer of the Company. The Beneficiary further acknowledges that as of the Date of Grant, this Option Grant Notice, the Option Agreement, and the Plan set forth the entire understanding between the Beneficiary and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements, promises and/or representations on that subject.

Bioceres Crop Solutions Corp.		Beneficiary

By:		By:
	Signature		Signature

BIOCERES CROP SOLUTIONS CORP.

OPTION AGREEMENT

“Beneficiary”:	[●]

“Number of Shares Subject to Option”:	[●] ordinary shares par value US$ 0.0001 per share

“Option Exercise Price per each Share Subject to Option”:	US$5.55

“Date of Grant”:	[●], 2021

“Vesting Schedule”:	Pursuant to Appendix I
“Expiration Date”:	[●]

Under the terms and conditions of this Option Agreement (the “Option Agreement”) entered between Bioceres Crop Solutions Corp. (the “Company”) and the Beneficiary (as defined in the heading, together with the Company, the “Parties”), in his/her capacity as employee of [●] a subsidiary of the Company (the “Eligible Position”) and (ii) the Company’s Employee Stock Option Plan (the “Plan”), the Company provides the Beneficiary with an option to acquire Company’s ordinary shares par value US$ 0.0001 per share (the “Option”). The Beneficiary may acquire all or part of the Shares Subject to Option at the Exercise Price of the Option, in accordance with the Vesting Schedule (all capitalized terms as defined in the heading section), subject to the terms and conditions set forth in this Option Agreement and the Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

1.	Option Right

Subject to the compliance with the conditions set forth in this Option Agreement, the Option may be exercised pursuant the Vesting Schedule of Appendix I. Under no circumstances will the Shares Subject to Option be acquired, accrued, earned, accumulated or otherwise be due to the Beneficiary, on a date other than as provided in the Vesting Schedule, it being understood that no Shares Subject to Option shall be acquired, accrued, earned, or accumulated on a monthly, quarterly, biannual or annual basis, unless the terms and conditions are met. Moreover, the Option is granted pro-rata to time served.

Neither this Option Agreement nor any Option shall confer upon the Beneficiary any right with respect to continuing the Beneficiary’s employment or his term of office with the Company or any subsidiary of the Company, nor shall they interfere in any way with the Beneficiary’s right or the Company's or subsidiaries’ right, as the case may be, to terminate such employment or such term of office at any time, with or without cause.

2.	Option Exercise

(a) Exercise Notice. To exercise the Option and provided the Beneficiary has complied with the conditions set out in this Option Agreement and the Plan, the Beneficiary shall send a notice to the Company’s Administrator (the “Committee”), in a form substantially similar to the form attached hereto as Appendix II (the “Notice of Exercise”) stating the exercise of the Option.

(b) Payment. Subject to the provisions of this Option Agreement and the Plan and when the Notice of Exercise is received duly executed by the Beneficiary, the Shares Subject to Option shall be exercised on a “cashless basis”, that is, by the issuance of the ordinary shares of the Company (“Ordinary Shares”) equivalent to the difference between the Option Exercise Price and the “Fair Market Value” for each Share Subject to Option. Solely for purposes of this Section 2(b), the “Fair Market Value” shall mean the volume weighted average price (“VWAP”) of the Ordinary Shares during a twenty-day period to the date of exercise.

(c) Taxes. The Beneficiary understands and accepts that if the exercise of the Option generates an economic benefit, this may be subject to applicable deductions under current legislation, including social security and income taxes, which will be in charge of the Beneficiary.

(e) Options Not Exercised by the Vesting Date. Notwithstanding any other provisions of this Option Agreement, the Option will be exercisable until the Expiration Date.

(f)  Termination of the Beneficiary’s Continuous Status as Beneficiary. In this Section, the Continuous Status as Beneficiary means as regards an employee, that the employment relationship between the Beneficiary and the Company or any of its Subsidiaries has not been terminated.

Upon termination of the Beneficiary’s Continuous Status as a Beneficiary, the Beneficiary may exercise his or her Option only for the vested part of the Option. The Option shall remain exercisable for the term of such Option as set forth in the Option Agreement.

In the event of the death of the Beneficiary during the term of the Option, the Beneficiary’s heirs or legatees, whether by means of a will or pursuant to applicable inheritance laws, may exercise the Option, provided that the other conditions set out in this Agreement and applicable law are met.

The Option may not be exercised in the aggregate for more than the number of Shares for which the Option is exercisable on the date of the Beneficiary’s cessation of Continuous Status as a Beneficiary. The Option shall not become exercisable for any additional Shares under the Option following the Beneficiary’s cessation of Continuous Status as a Beneficiary, except to the extent (if any) specifically authorized by the Administrator in its sole discretion pursuant to an express written agreement with the Beneficiary. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the Option shall terminate and cease to be outstanding.

Any Option which is left unexercised by reason of termination of the Beneficiary’s Continuous Status shall revert to the stock option plan.

(g) Accelerated Vesting upon a Change of Control. Notwithstanding any other provisions of this Agreement to the contrary, in the event of a Change of Control of the Company, the unvested portion of the Option shall become fully vested.

To the extent of this Agreement, the following capitalized terms shall have the meaning ascribed below.

“Affiliate” means, with respect to any specified person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Change of Control” means: (i) a sale of all or substantially all of the assets of the Company; (ii) the acquisition of more than 50% of the voting power of the outstanding securities of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, reorganization, merger or consolidation) unless the Company’s stockholders of record as constituted immediately prior to such acquisition  (or any of its Affiliates) will, immediately after such acquisition (by virtue of their continuing to hold such stock and/or their receipt in exchange therefor of securities issued as consideration for the Company’s outstanding stock) hold at least 50% of the voting power of the surviving or acquiring entity or the power to direct or cause the direction of the affairs or management of the Company, whether through the ownership of voting securities, as trustee, appointment of the Board of Directors, personal representative or executor, by contract, credit arrangement or otherwise; or (iii) any reorganization, merger or consolidation in which the Company is not the surviving entity.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more persons, means the possession, directly or indirectly or as trustee, personal representative, or executor, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

3. Certain Restrictions. The Beneficiary shall be bound by the Insider Trading Policies of the Company in force from time to time, as applicable.

4. Amendments. This Option Agreement may be amended by written consent of the Parties.

5. Non-Transferability of the Option. The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by laws of descent or distribution and may be exercised, during the lifetime of the Beneficiary, only by the Beneficiary-

6. Applicable Law. The validity, interpretation, and performance of this Option Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties agree that any action, proceeding, or claim arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and each irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The parties hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the parties may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the parties in any action, proceeding, or claim.

7.	Notices

Any notice, statement, or demand authorized by this Option Agreement to be given or made shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed, until another address is filed in writing), as follows:

The Company:

Ocampo210bis, Rosario, Santa Fe, Argentina

Attention: [●]

E.mail: [●]

The Beneficiary

[●]

7. Counterparts. This Option Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, this Option Agreement has been duly executed by the parties hereto as of the day and year first below written.

[●]

By:
Name:
Title:
Date:

[●]

Title:
Date:

Appendix I

Vesting Schedule

Vesting Schedule	Shares Subject to Option
[●]	1/3
[●]	1/3
[●]	1/3

Appendix II

FORM OF NOTICE OF EXERCISE

[●]

Bioceres Crop Solutions Corp.

Attn.: Administrator

CC. CFO / Legal Department

Ref.: Notice of Exercise

Dear Sir/Madam,

I am pleased to notify Bioceres Crop Solutions Corp. (the “Company”) regarding the option to purchase ordinary shares of the Company (the “Option”) that was issued for my benefit under the Share Option Agreement dated [●] (the “Option Agreement”) and the Company’s Employee Stock Option Plan (the “Plan”) under the following terms and conditions as set forth in the Agreement:

“Beneficiary”:	[●]

“Number of Shares Subject to Option”:	[●]

“Option Exercise Price”:	[●]

“Date of Grant”:	[●]

“Vesting Date”:	[●]

This is sent in compliance with clause 2(a) of the Option Agreement, in order to notify the Company of my intent to exercise the Option for [●] Shares Subject to Option.

I hereby acknowledge and accept all terms and conditions in the Option Agreement and the Plan.

The terms indicated in capital letters not defined in this document shall have the meaning assigned to them by the Option Agreement and the Plan.

Sincerely,

BENEFICIARY

Name:
Beneficiary's Address: